Exhibit 99.1

Media contact:	Investor contact:
Richard Silverman, +1 212 632 6285	Jean Greene, +1 212 632 1905
richard.silverman@lazard.com	investorrelations@lazard.com

LAZARD ELECTS SYLVIA JAY, HAL S. SCOTT,

MICHAEL J. TURNER TO BOARD

NEW YORK, March 23, 2006 – Lazard Ltd (NYSE: LAZ) today announced it has elected three new directors to its Board of Directors: Sylvia Jay, Hal S. Scott, and Michael J. Turner.

The additions, effective immediately, increase the number of Lazard Ltd directors to nine. The other members of Lazard’s Board are: Bruce Wasserstein, Chairman and CEO of Lazard Ltd; Steven J. Heyer, CEO of Starwood Hotels & Resorts Worldwide; Ellis Jones, CEO of Wasserstein & Co. LP; Vernon E. Jordan, Jr., Senior Managing Director of Lazard Ltd; Anthony Orsatelli, CEO of IXIS Corporate and Investment Bank; and Dr. John K. Shank, the Noble Foundation Professor of Management emeritus at the Tuck School at Dartmouth College.

Lady Jay, CBE, is Vice Chairman of L’Oreal U.K., a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a U.K. trade body. Lady Jay worked for the United Kingdom Civil Service from 1971 to 1995. She also worked in the U.K. Civil Service Selection Board; the French Ministere de la Cooperation; the French Tresor; and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is on the board of directors of Saint-Gobain, Chairman of Food from Britain, and a member of the Franco-British Council.

Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. He is a member of the Shadow Financial Regulatory Committee, past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Before joining Harvard, Professor Scott served as a Law Clerk for U.S. Supreme Court Justice Byron R. White from 1973 to 1974, and was an Assistant Professor of Law at the University of California at Berkeley from 1974 to 1975.

Mr. Turner, CBE, has served as Chief Executive Officer of BAE Systems plc since March 2002. He joined BAE in 1966, and has held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is a member of the Shareholders Committee of Airbus SAS, a member of the Board of Directors of Art Properties U.K. Ltd, and joint chairman of the Aerospace Innovation and Growth Team in the U.K.

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

-MORE-

directors-2

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

#    #    #